Exhibit 99.2

Summary of the Proposed 2025 CEO Performance Award

Overview

Below is an overview of the proposed 2025 CEO Performance Award, which is qualified in its entirety by reference to the full 2025 Award Agreement, which is attached hereto as Annex C.

Award Terms	Details
CEO Performance Award Value

Total Size: 423,743,904 shares of Tesla’s common stock, which represents 12% of the Adjusted Share Count.

Number of Award Tranches: 12 tranches of 35,311,992 shares per tranche (representing 1% of the Adjusted Share Count per tranche).

The preliminary aggregate fair value estimate of the 2025 CEO Performance Award is $87.75 billion. See the section titled “— Accounting and Tax Considerations — Accounting Consequences and Pro Forma Summary Compensation Table” for more information regarding the calculation of the preliminary fair value estimate.

Equity Type	Performance-based restricted common stock.
Award Milestones / Earned Shares

Market Capitalization Milestones

a.       12 milestones relating to market capitalization (each a “Market Capitalization Milestone” and together, the “Market Capitalization Milestones”).

b.      The first tranche milestone is a market capitalization of $2 trillion; the next nine tranches thereafter each require an additional $500 billion in market capitalization for the shares underlying such tranche to become Earned Shares, up to $6.5 trillion; the last two tranches each require an additional $1 trillion in market capitalization for the shares underlying such tranche to become Earned Shares, requiring $8.5 trillion market capitalization for the last tranche.

Award Terms	Details

c.       Sustained market capitalization is required for each Market Capitalization Milestone to be met, other than in a change in control situation. Specifically, two prongs must be met to achieve a given Market Capitalization Milestone:

1.      A six-calendar-month trailing average market capitalization (based on trading days) (the “Six-Month Market Capitalization”); and

2.      A 30-calendar-day trailing average market capitalization (based on trading days) (the “30-Day Market Capitalization”).

Operational Milestones

a.      12 operational milestones (each an “Operational Milestone” and together, the “Operational Milestones”) relating to specific product (each a “Product Goal” and together, the “Product Goals”) or Adjusted EBITDA goals (each an “Adjusted EBITDA Milestone” and together, the “Adjusted EBITDA Milestones”) of which each Operational Milestone must be paired with one of the Market Capitalization Milestones for the shares underlying the next tranche to become Earned Shares, subject to a change in control.(1) See the section titled “— Key Terms of the Proposed 2025 CEO Performance Award — Product Goals” for definitions applicable to the Product Goals.

b.      Product Goals

1.       20 Million Tesla Vehicles Delivered

2.       10 Million Active FSD Subscriptions

3.       1 Million Bots Delivered

4.       1 Million Robotaxis in Commercial Operation

c.      Adjusted EBITDA Milestones

1.       $50 Billion of Adjusted EBITDA

2.       $80 Billion of Adjusted EBITDA

3.       $130 Billion of Adjusted EBITDA

4.       $210 Billion of Adjusted EBITDA

5.       $300 Billion of Adjusted EBITDA

6.       $400 Billion of Adjusted EBITDA

7.       $400 Billion of Adjusted EBITDA

8.       $400 Billion of Adjusted EBITDA

(1)	For purposes of the 2025 CEO Performance Award, “Adjusted EBITDA” on a determination date means Tesla’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by Tesla in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four consecutive fiscal quarters of Tesla that immediately precede such determination date. For the avoidance of doubt, for purposes of the 2025 CEO Performance Award, Adjusted EBITDA will be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K (or other Exchange Act filing) filed with the SEC, as applicable.

Award Terms	Details

For purposes of clarity, meeting each of the last three Adjusted EBITDA Milestones requires achieving Adjusted EBITDA of $400,000,000,000 over four consecutive fiscal quarters. As such, Mr. Musk achieves all of the Operational Milestones prior to a change in control only if Tesla earns $400,000,000,000 of Adjusted EBITDA over three non-overlapping periods, each made up of four consecutive quarters.

Earned Shares

The shares underlying each of the 12 tranches are no longer subject to the restrictions of the Voting Agreement, becoming Earned Shares, only when both a Market Capitalization Milestone and Operational Milestone are met (or a Deemed Achievement (as defined below) occurs) while Mr. Musk remains in Eligible Service (as defined below) and subject, in the case of the 11th and 12th tranches, to satisfying the CEO Succession Framework (as defined below). Each tranche becomes Earned Shares when the Administrator (as defined below) determines, approves and certifies that the requisite conditions have been satisfied provided that Mr. Musk is then providing Eligible Services.

Subject to any Deemed Achievement (as defined below), any one of the 12 Operational Milestones can be matched with any one of the 12 Market Capitalization Milestones, and any single Operational Milestone can satisfy the requirements for one tranche to become Earned Shares. A Market Capitalization Milestone and an Operational Milestone that are matched together can be achieved at different points in time and shares will become Earned Shares at the later of the achievement dates for such Market Capitalization Milestone and Operational Milestone.

Vesting of Earned Shares

The vesting date for each Earned Share varies depending on when the relevant underlying performance milestones are achieved. Generally, shares that become Earned Shares prior to the 5th anniversary of the 2025 CEO Performance Award grant date vest on the 7.5th anniversary of the 2025 CEO Performance Award, provided that Mr. Musk remains in continuous Eligible Service through the 7.5th anniversary (the “7.5 Year Earned Shares”). Generally, shares that become Earned Shares after the 5th anniversary of the 2025 CEO Performance Award grant date vest on the 10th anniversary of the 2025 CEO Performance Award, provided that Mr. Musk remains in continuous Eligible Service through the 10th anniversary (the “10 Year Earned Shares”).

Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining whether a tranche has resulted in Earned Shares.

Award Terms	Details
Offset Amount / Payment Upon Vesting

The number of 7.5 Year Earned Shares will be immediately reduced by an amount (the “Initial Offset Amount”), which will equal the number of shares of Tesla’s common stock with a fair market value on the 7.5th anniversary of the 2025 CEO Performance Award equal to the product of $334.09 per share (the fair market value of a share of our common stock on September 3, 2025, the date of grant) multiplied by the number of 7.5 Year Earned Shares, rounded up to the nearest whole share (unless Mr. Musk, chooses to pay the Initial Offset Amount to Tesla in cash).

The number of 10 Year Earned Shares will be immediately reduced by the “Final Offset Amount,” which will equal the number of shares of Tesla’s common stock with a fair market value on the 10th anniversary of the 2025 CEO Performance Award equal to the product of $334.09 per share (the fair market value of a share of our common stock on September 3, 2025, the date of grant) multiplied by the number of 10 Year Earned Shares, rounded up to the nearest whole share (unless Mr. Musk elects to pay the Final Offset Amount to Tesla in cash). The Initial Offset Amount together with the Final Offset Amount is referred to herein as the “Offset Amount.”
Forfeiture

If any of the Market Capitalization Milestones or Operational Milestones are not achieved prior to the 10th anniversary of the 2025 CEO Performance Award, all unvested shares (including unvested Earned Shares) will be forfeited.

If the Eligible Service requirement for continued vesting is not met, then any unvested shares (including unvested Earned Shares) will be forfeited upon Cessation of Eligible Service, except as discussed below upon a termination without cause or Mr. Musk’s death or disability or in the event of a change in control.

Deemed Achievement Based on Covered Event

“Covered Event” means an event, circumstance, change or occurrence outside of Tesla’s control that, individually or in the aggregate, has a substantial adverse impact on Tesla’s ability to achieve a Product Goal other than “20 Million Tesla Vehicles Delivered” at any time prior to the 10th anniversary of the 2025 CEO Performance Award.

If there is a Covered Event after the third anniversary of the 2025 CEO Performance Award, then an award tranche shall be eligible to become Earned Shares (as defined above) (a “Deemed Achievement”) if (i) 30-Day Market Capitalization, Six-Month Market Capitalization and one year trailing average (based on trading days) market capitalization (the “One-Year Market Capitalization”) of Tesla equal or exceed the value of the corresponding Market Capitalization Milestone and (ii) Mr. Musk is still in Eligible Service as of the date of determination, subject to satisfying the CEO Succession Framework requirement for the 11th and 12th tranches (as defined below).

CEO Succession Framework	The 11th and 12th tranches may only become Earned Shares if Mr. Musk has also developed a framework for Chief Executive Officer succession approved by the Administrator in good faith (the “CEO Succession Framework”).
Performance Period	10 years from the date of grant.

Award Terms	Details
Holding Period	To further align Mr. Musk’s interests with those of Tesla’s shareholders, Earned Shares must be held beneficially by Mr. Musk (whether personally or through an approved family planning trust) for five years after first becoming Earned Shares (regardless of whether such Earned Shares vest).
Employment Requirement For Continued Vesting	Vesting eligibility and eligibility to earn shares are contingent upon Mr. Musk continuing to provide services to Tesla as (i) Chief Executive Officer or (ii) an executive officer responsible for Tesla’s product development or operations that has been approved by disinterested directors of the Board (collectively, “Eligible Service” with any termination of such service referred to herein as a “Cessation of Eligible Service”).
Termination of Employment Without Cause, Death or Disability	Acceleration of vesting for Earned Shares upon termination of employment without cause, death or disability.
Change in Control of Tesla	Any Earned Shares will vest upon a change in control of Tesla.

In the event of a change in control of Tesla, the Administrator will assess whether shares have become Earned Shares solely on the basis of market capitalization, which will equal the product of (a) the total number of outstanding shares immediately prior to the change in control and (b) the greater of (i) the most recent closing price per share immediately prior to change in control and (ii) the per share price (plus the per share value of any other consideration) received by the Tesla’s shareholders in the change in control. Any Unearned Shares that do not become Earned Shares as a result of the change in control are automatically forfeited.

The treatment of the 2025 CEO Performance Award upon a change in control is intended to align Mr. Musk’s interests with Tesla’s other shareholders with respect to evaluating potential takeover offers.

Voting Agreement

Restrictions on Voting: Prior to such shares becoming Earned Shares, they will be subject to the terms of the Voting Agreement. Pursuant to the Voting Agreement, Mr. Musk will have the right to determine the vote of the shares in a given tranche when they become Earned Shares.

Irrevocable Proxy: Pursuant to the Voting Agreement, Mr. Musk will provide the Corporate Secretary of Tesla an irrevocable proxy allowing the Unearned Shares to vote or provide written consent proportionately to the votes for or against or written consents for or not provided, as applicable, of all other shares of capital stock of Tesla that are present and entitled to vote at any annual or special meeting (or similar action) of Tesla’s shareholders.

Payment of Taxes; Limited Pledging

Payment of Taxes: Taxes with respect to taxable gain on the 2025 CEO Performance Award may be paid by Mr. Musk through the sale of vested shares or in cash or by Tesla through net settlement of vested shares, subject to any limitations imposed under the 2025 Award Agreement or by applicable law or Tesla’s policies.

Limited Pledging: Solely for the purposes of satisfying the payment of taxes attributable to required tax withholding or any Offset Amount due in respect of the 2025 CEO Performance Award, Mr. Musk may pledge any shares of our common stock he beneficially owns (including, without limitation, shares awarded under the 2025 CEO Performance Award, the 2025 CEO Interim Award and the 2018 CEO Performance Award).

Award Terms	Details
Orderly Disposition	Any sales of shares beneficially owned by Mr. Musk that were acquired through a Tesla compensation plan must be conducted through an orderly disposition in coordination with Tesla. The effectiveness of this requirement is not subject to shareholder approval.
Clawback	Vesting of the 2025 CEO Performance Award is subject to a clawback in accordance with Tesla’s clawback policy in the event financial statements are restated in a way that a tranche would not have otherwise vested.
Market Capitalization and Adjusted EBITDA Milestone Adjustments

Market Capitalization and Adjusted EBITDA Milestone targets may be adjusted to account for acquisition activity by Tesla that could be considered material to the achievement of the milestones.

Market Capitalization and Adjusted EBITDA Milestone targets may be adjusted lower to account for split-up, spin-off or divestiture activity that could be considered material to the achievement of the milestones.

Approvals for Issuance	The shares underlying the 2025 CEO Performance Award will be issued automatically on the later to occur of the (i) termination or expiration of the waiting period (and any extension thereof) applicable under the HSR Act and (ii) approval of the 2025 CEO Performance Award by Tesla’s shareholders.